UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
       MAXWELL,     CHRISTINE

       15975 W. 71ST PLACE
       ARVADA,  CO   80007
    USA
2. Date of Event Requiring Statement (Month/Day/Year)
     OCTOBER 26, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
       ONLINE POWER SUPPLY, INC.
       OPWR
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
    DIRECTOR INTL SALES & MARKETING
6. If Amendment, Date of Original (Month/Day/Year)
     NOVEMBER 3, 2000
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
   N/A                                     |NONE                  |N/A             |N/A                                            |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
  Right to Buy (ISOP) (a|12/16/98 |12/16/01 |$.0001 Par Value Common|15,000   |$2.875    |D            |                           |
)                       |         |         | Stock                 |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
  Right to Buy (ISOP) (a|12/14/99 |12/13/09 |$.0001 Par Value Common|5,746    |$5.62     |D            |                           |
)                       |         |         | Stock                 |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
  Right to Buy (Nonquali|09/01/00 |(b)      |$.0001 Par Value Common|100,000  |$8.125    |D            |                           |
fied) (b)               |         |         | Stock                 |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
This Amendment to Form 3 is being filed to correct the information that had been previously reported. The original
Form 3 reported direct ownership of 2,618 shares. The Reporting Person did not directly own any of the Issuer's shares at the transaction
date.
(a) Stock options granted under the Issuer's Incentive Stock Option Plan ("ISOP"), exempt under Rule 16b-3.
(b) Stock options granted exempt under Rule 16b-3. These stock options were not issued under the Issuer's
ISOP, which Plan is qualified under Section 422 of the Internal Revenue Code. 25% of the share option vested immediately and 25% vests annually on September 1, 2001, 2002 and 2003. Each vested portion of the option has a five year exercisable
term.
SIGNATURE OF REPORTING PERSON
   /s/   CHRISTINE MAXWELL
DATE
   MAY 9, 2001